STRADLEY RONON STEVENS & YOUNG, LLP
                         2600 One Commerce Square
                  Philadelphia, Pennsylvania  19103-7098
                              (215) 564-8000





Direct Dial: (215) 564-8074





                             February 26, 1996




Delaware Group Limited-Term Government Funds, Inc.
One Commerce Square
Philadelphia, PA  19103

Gentlemen:

          You have informed us that, in accordance with Rule 24f-2 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), Delaware Group Limited-Term Government Funds, Inc. (the "Fund"), a Maryland corporation, intends to file a Rule 24f-2 Notice (the "Notice") with the United States Securities and Exchange Commission. The Notice will recite that pursuant to the Rule the Fund, during the fiscal year ending December 31, 1995, sold shares of stock of its U.S. Government Money Fund A Class, U.S. Government Money Fund Consultant Class, Limited-Term Government Fund A Class, Limited-Term Government Fund B Class, Limited-Term Government Fund C Class, and its Limited-Term Government Fund Institutional Class with an aggregate public offering price of $101,591,774 (not including $41,147,408 of shares issued in connection with dividend reinvestment plans which are reported on the Notice for purposes of the fee computation table). The Notice will be filed to make definite the registration of the shares of each Series registered by the Fund under the Securities Act of 1933 (the "1933 Act") for such period for sale under the Rule. You have also informed us that all of such shares sold under the Rule were issued in accordance with the provisions relating thereto in the registration statement of the Fund, as such registration statement was currently in effect during the period.

          We have acted as legal counsel to the Fund during the period of time referred to above and, as such, have reviewed the Articles of Incorporation of the Fund; its By-Laws; its registration statements under the 1940 and 1933 Acts and such minutes of the proceedings of the Fund and other documents as we deem material to our opinion.

          Based on the foregoing, we are of the opinion that all of the shares of each Series of the Fund described in the Rule 24f-2 Notice as having been sold during the period under the Rule were fully-paid, non-assessable and legally issued shares of stock of the Fund.

          We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit or accompaniment to the aforementioned Notice and as an exhibit to the Fund's registration statement under the 1933 Act and to the reference to us in the prospectus of the Fund as legal counsel who have passed upon the legality of the offering of the Fund's shares.

We also consent to the filing of this opinion with the securities regulatory agencies of any states or other jurisdiction in which the shares of the Fund are offered for sale.

                         Very truly yours,

                         STRADLEY, RONON, STEVENS & YOUNG, LLP



                         By: /S/STEVEN M. FELSENSTEIN
                             ------------------------
                             Steven M. Felsenstein
                             A Partner

SMF/nk



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